Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-228708 and No. 333-184035) on Form S-8 of our reports dated February 22, 2024, with respect to the consolidated financial statements of NuStar Energy L.P. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Antonio, Texas
October 24, 2024